Exhibit 99.1

GT BIOPHARMA ANNOUNCES STOCK SALES AGREEMENT WITH HOLDERS OF CONVERTED SECURITIES

WASHINGTON D.C., CA / ACCESSWIRE / OCTOBER 12, 2017 / GT Biopharma Inc. (GTBP and Euronext Paris GTBP.PA) announced today that persons who received common stock (“Common Stock”) upon the conversion of notes, preferred stock and in some cases upon the settlement of warrants, during the last week of August 2017, have amended their conversion agreements so that no Common Stock will be sold for less than $7.00 per share thru November 30, 2017. Sales above $7.00 per share are only allowed under the leak out provisions agreed to in the original conversion documents. Under the documents, the Common Stock can only be sold based on a percentage of daily volume.

“This amendment is beneficial to all shareholders in helping to preserve share value as GT Biopharma continues to progress towards its goal of moving onto the NASDAQ exchange,” said Executive Chairman Anthony Cataldo.

Further details of Common Stock lock up provisions are disclosed in the Company’s current disclosure on Form 8-K filed with the Securities and Exchange Commission today.

About GT Biopharma, Inc.: GT Biopharma, Inc. is a biotechnology company focused on innovative drugs for the treatment of cancer and CNS diseases (Neurology and Pain) along with other unmet medical needs. GT’s lead oncology drug candidate, OXS-1550 (DT2219ARL) is a novel bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload. OXS-1550 targets cancer cells expressing the CD19 receptor or the CD22 receptor or both receptors. When OXS-1550 binds to cancer cells, the cancer cells internalize the drug and are killed due to the action of cytotoxic payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. OXS-3550 TriKE technology was developed by researchers at the University of Minnesota Masonic Cancer Center. As demonstrated in non-clinical models, this targeted immunotherapy directs immune cells to kill cancer cells while diminishing drug-related toxicity. GT’s CNS platform is focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for CNS disease (Neurology and Pain) and shepherding the products through the FDA approval process to the NDA. The current CNS pipeline products currently include treatment for neuropathic pain, the symptoms of myasthenia gravis, and motion sickness.

Forward-Looking Statements:
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the payment of dividends, marketing and distribution plans, development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, significant fluctuations in marketing expenses and ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company website:
www.gtbiopharma.com

Media contact:
Stuart Pfeifer, Sitrick & Co.
(310) 788-2850, or spfeifer@sitrick.com